RULE 424(c)
                                                       Reg. No. 333-12545

PROSPECTUS SUPPLEMENT DATED DECEMBER 1, 1997 TO PROSPECTUS DATED AUGUST 22, 1997

                               NINE WEST GROUP INC.
                                  $185,680,000

                  5-1/2% Convertible Subordinated Notes Due 2003

     The following holders of the 5-1/2% Convertible Subordinated Notes Due 2003 (the "Notes") of Nine West Group Inc. (the "Company") have recently notified the Company that they beneficially own the principal amount of the Notes shown below, which Notes may be converted into the number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), shown below and that such holders may from time to time offer and sell such Notes and/or Common Stock pursuant to the Company's Registration Statement No. 333-12545, as amended, and the Prospectus dated August 22, 1997 included therein:

                                                 Aggregate Principal Amount    Number of Shares of
                                                         of Notes Owned and      Common Stock That
Name of Selling Holder                                     That May Be Sold            May Be Sold
----------------------                                     ----------------            -----------
Bear, Stearns & Co. Inc.(1)                                      $3,880,000                 63,857

CFW-C, L.P.(2)                                                   $7,000,000                115,207

Cincinnati Insurance Company(1)                                  $2,500,000                 41,145

Forum Capital Markets, L.P.(1)                                     $550,000                  9,052

J.P. Morgan Securities Inc.(1)                                   $4,000,000                 65,832

Laterman Strategies 90s LLC(1)                                     $191,000                  3,143

Mariner Partners, L.P.(1)                                        $2,000,000                 32,916

Offshore Strategies Ltd.(3)                                      $1,951,000                 32,109

Salomon Brothers Diversified Arbitrage
 Strategies Fund Limited(4)                                        $500,000                  8,229

Smith Barney Inc.(1)                                             $2,201,000                 36,224

Toronto Dominion (New York), Inc.(1)                            $18,116,000                298,156
-------------------------
(1) The Company was not previously aware that these holders beneficially own the Notes.

(2) An increase of $5,000,000 of Notes and 82,291 shares of Common Stock over the $2,000,000 of
Notes and 32,916 of shares of Common Stock previously disclosed to the Company.

(3) An increase of $809,000 of Notes and 32,109 shares of Common Stock over the $1,142,000 of Notes and 18,795 of shares of Common Stock previously disclosed to the Company.

(4) An increase of $325,000 of Notes and 5,349 shares of Common Stock over the $175,000 of Notes and 2,880 of shares of Common Stock previously disclosed to the Company.


   The holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.